EXHIBIT 21

SUBSIDIARIES OF CMGI, INC.

As of September 30, 2005

Name	Jurisdiction of Organization
CMG Securities Corporation	Massachusetts
CMG @ Ventures Capital Corp.	Delaware
CMG @ Ventures Securities Corp.	Delaware
CMG @ Ventures, Inc.	Delaware
CMG @ Ventures I, LLC	Delaware
CMG @ Ventures II LLC	Delaware
CMG @ Ventures III, LLC	Delaware
CMGI @ Ventures IV, LLC	Delaware
CMG @ Ventures Expansion, LLC	Delaware
@Ventures V, LLC	Delaware
Modus Media, Inc.	Delaware
ModusLink Corporation	Delaware
SalesLink LLC	Delaware
SalesLink Mexico Holding Corp.	Delaware
SalesLink de Mexico S De RL De CV	Mexico
ModusLink Mexico S.A. de C.V.	Mexico
ModusLink France S.A.S.	France
ModusLink Packaging Hungary Limited Liability Company	Hungary
Modus Media International (Ireland) Limited	Delaware
ModusLink Ireland Holdings	Ireland
ModusLink Kildare	Ireland
ModusLink Services Europe	Ireland
ModusLink Tilburg B.V.	Netherlands
ModusLink B.V.	Netherlands
ModusLink Limited	UK
ModusLink Czech Republic s.r.o.	Czech Republic
ModusLink Pte. Ltd.	Singapore
ModusLink Taiwan CD Services Limited	Taiwan
ModusLink (Hong Kong) Pte. Ltd.	Hong Kong
ModusLink (M) Sdn. Bhd.	Malaysia
ModusLink Software (Shenzhen) Co. Ltd.	China
ModusLink (Shanghai) Co. Ltd.	China
ModusLink Electronic Technology (Shenzhen) Co. Ltd.	China
ModusLink Electronic Technology (Shanghai) Co. Ltd.	China
ModusLink Software (Kunshan) Co. Ltd.	China
ModusLink Solution Services Pte. Ltd.	Singapore
ModusLink India Pvt. Ltd.	India